UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2009
RESOLUTE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34464 (Commission File Number)	27-0659371 (I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO (Address of principal executive offices)	80202 (Zip Code)
Registrant’s telephone number, including area code: 303-534-4600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.
     On September 25, 2009, Resolute Energy Corporation (the “Company”) announced that it has closed the business combination transaction (the “Transaction”) contemplated by the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, by and among the Company, Hicks Acquisition Company I, Inc. (“HACI”), Resolute Holdings Sub, LLC (“Holdings Sub”), Resolute Subsidiary Corporation, Resolute Aneth, LLC (“Aneth”), Resolute Holdings, LLC (“Holdings”), and HH-HACI, L.P., as amended (the “Acquisition Agreement”). As a result of the Transaction, HACI became a wholly-owned subsidiary of the Company.
     HACI held special meetings on September 25, 2009 of its stockholders and holders of the warrants issued in its initial public offering (the “public warrant holders”). At the stockholders’ meeting, HACI stockholders, among other things, approved the Transaction and amendments to HACI’s certificate of incorporation to provide for its perpetual existence and to permit HACI to enter into a business combination transaction with an energy company.
Warrant Agreement Amendment
     At the warrant holders’ meeting, the public warrant holders approved an amendment to the warrant agreement that governs the HACI warrants in order to allow each public warrant holder to elect to receive in the Transaction, for each outstanding warrant that was issued in HACI’s initial public offering, either (i) the right to receive $0.55 in cash or (ii) a new warrant exercisable for one share of the Company’s common stock, subject to adjustment and proration as described the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Company’s Registration Statement on Form S-4, declared effective by the SEC on September 14, 2009.
     The preceding summary of the warrant agreement amendment is qualified in its entirety by reference to the complete text of the amendment, a form of which is included as Annex C to the Proxy Statement/Prospectus.
Warrant Agreement
     On September 25, 2009, in connection with the closing of the Transaction, the Company entered into a new warrant agreement with Continental Stock Transfer & Trust Company, setting forth the terms and conditions of the new warrants to purchase shares of the Company’s common stock. Pursuant to the agreement, certain warrants entitle the holders thereof to exercise Company common stock at an exercise price of $13.00 per share for five years from the closing of the Transaction, subject to certain redemption rights by the Company (“public warrants”), certain warrants entitle the holders thereof to purchase Company common stock at a price of $13.00 per share for five years from the closing of the Transaction, and are subject to certain transfer restrictions and redemption by the Company in limited circumstances (“sponsors’ warrants”), and certain warrants entitle the holders thereof to purchase Company common stock at a price of $13.00 per share that will be exercisable at any time prior to five years from the closing of the Transaction in the event that the closing sale price of the Company common stock exceeds $13.75 per share for 20 trading days in any 30 trading day period beginning 90 days after the closing of the Transaction, and are subject to certain transfer restrictions and redemption by the Company in limited circumstances (“founders’ warrants”). The public warrants, sponsors’ warrants and founders’ warrants are subject to other customary adjustments and limitations.
     The preceding summary of the new warrant agreement is qualified in its entirety by reference to the complete text of the agreement, a form of which is included as Annex D to the Proxy Statement/Prospectus.
Registration Rights Agreement
     On September 25, 2009, in connection with the closing of the Transaction, the Company entered into a registration rights agreement with HH-HACI, L.P., Thomas O. Hicks, Holdings, Natural Gas Partners VII, L.P., NGP-VII Income Co-Investment Opportunities, L.P. and the executive officers and directors of the Company (the “holders”). Pursuant to the agreement, the holders are entitled to certain “demand” and “piggyback” rights to cause the Company to register securities issued in the Transaction under the Securities Act of 1933, as amended, subject to certain customary conditions and limitations, including the right of the underwriters to limit the number of securities included in any underwritten offering. The Company will pay certain expenses in connection with any registration effected pursuant to the agreement, but the holders will pay the underwriting commissions and fees associated with the sale of their respective securities in any underwritten offering.
     The preceding summary of the registration rights agreement is qualified in its entirety by reference to the complete text of the agreement, a form of which was filed as Exhibit 4.4 to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.
Indemnification Agreements
     Contemporaneously with the closing of the Transaction, the Company entered into an indemnification agreement with each of its directors and executive officers pursuant to which the

Company generally agreed to indemnify, and advance expenses to, such individuals in connection with claims brought against them in their capacities as officers and directors of the Company to the maximum extent permitted under Delaware law.
     The preceding summary of the indemnification agreements is qualified in its entirety by reference to the complete text of the form of agreement, which was filed as Exhibit 10.8 to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.

Item 1.02.	Termination of Material Definitive Agreement
     As described in the Proxy Statement/Prospectus, an affiliate of the Company had in place a $225 million second lien secured term loan facility prior to the closing of the Transaction. As contemplated by the Acquisition Agreement, a portion of the proceeds from the Transaction were used to repay the entire outstanding balance and accrued interest on the second lien facility prior to the consummation of the Transaction. The facility was then terminated, and the security interest granted to the lenders was released. The parties to the facility were Aneth, Holdings Sub and certain of its subsidiaries, Citicorp USA, Inc., Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, and certain lenders.

Item 3.03.	Material Modifications to Rights of Security Holders.
     A description of the Company’s common stock and other securities as in effect following the closing of the Transaction is included under “Description of Securities” beginning on page 257 of the Proxy Statement/Prospectus, which information is incorporated herein by reference.

Item 5.01.	Change in Control of Registrant.
     Immediately following the consummation of the Transaction, former HACI stockholders and Holdings will hold approximately 82% and 18%, respectively, of the total combined voting power of the Company’s outstanding common stock. The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     Effective upon the closing of the Transaction, the following persons are officers of the Company: Nicholas J. Sutton, Chief Executive Officer; James M. Piccone, President, General Counsel and Secretary; Richard F. Betz, Senior Vice President; Dale E. Cantwell, Senior Vice President, Operations; Theodore Gazulis, Senior Vice President and Chief Financial Officer; and Janet W. Pasque, Senior Vice President, Land and Development.
     Effective upon the closing of the Transaction, the following persons are the members of the Company’s board of directors: Nicholas J. Sutton, James M. Piccone, Kenneth A. Hersh, Richard L. Covington, William J. Quinn, William H. Cunningham, Thomas O. Hicks, Jr., Robert M. Swartz and James E. Duffy.
     Biographical and compensation-related information for each of the foregoing persons is included in the Proxy Statement/Prospectus under “The Company Executive Officers, Directors, Executive Compensation and Corporate Governance” beginning on page 232, and information regarding certain relationships and related transactions relative to the foregoing persons, to the extent applicable, is included in the Proxy Statement/Prospectus under “Certain Relationships and Related Transactions—

Resolute Related Person Transactions” beginning on page 252, which information is incorporated herein by reference.
     The audit committee of the Company’s board of directors is comprised of Messrs. Duffy, Cunningham and Swartz. The compensation committee and the corporate governance/nominating committees of the Company’s board of directors are comprised of Messrs. Duffy, Cunningham, Quinn, Covington, Swartz, Hicks and Hersh.

5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
     In connection with the Transaction, on September 25, 2009, the Company filed an amended and restated certificate of incorporation with the Delaware Secretary of State amending and restating its previous certificate of incorporation, and adopted amended and restated bylaws. Forms of the amended and restated certificate of incorporation and bylaws as currently in effect were filed as Exhibits 3.2 and 3.4, respectively, to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.

Item 8.01.	Other Events.
     On September 25, 2009, HACI issued a press release announcing the receipt of the shareholder and warrantholder approvals necessary to complete the Transaction, a copy of which is furnished as Exhibit 99.1 hereto, and the Company issued a press release announcing the closing of the Transaction, a copy of which is furnished as Exhibit 99.2 hereto.
     The information set forth in this Item 8.01, including the text of the press releases attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Hicks Acquisition Company I, Inc. press release dated September 25, 2009.

99.2	Company press release dated September 25, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: September 25, 2009

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
James M. Piccone
President